Etsy, Inc. Reports Second Quarter 2015 Financial Results

Brooklyn, NY - August 4, 2015 - Etsy, Inc. (Nasdaq: ETSY), a marketplace where people around the world connect, both online and offline, to make, sell and buy unique goods, today announced financial results for its second quarter 2015, ended June 30, 2015.

“Over the past 10 years we built a platform that connects people and communities through commerce and we have made progress toward achieving our mission to reimagine commerce by continuing to execute on our long-term strategy,” said Chad Dickerson, Etsy, Inc. CEO and Chairman. "At the end of the second quarter of 2015, our loyal and engaged community included nearly 1.5 million active sellers and 21.7 million active buyers who drove more than $1 billion in GMS during the first half of the year. We succeed when our sellers succeed, and we believe our reputation as an authentic, trusted marketplace is the foundation for the long-term value we expect to create for our entire community, including our investors, for decades to come.”

Second Quarter 2015 Financial Summary
(in thousands)

	Three Months Ended June 30,		% Growth Y/Y		Six Months Ended June 30,		% Growth Y/Y
	2014	2015			2014	2015

GMS	$438,472	$546,197	24.6%		$853,305	$1,078,112	26.3%
Revenue	$42,509	$61,365	44.4%		$83,045	$119,908	44.4%
Marketplace revenue	$24,777	$30,469	23.0%		$48,504	$60,620	25.0%
Seller Services revenue	$16,587	$29,770	79.5%		$32,420	$57,049	76.0%
Adjusted EBITDA	$3,432	$4,061	18.3%		$9,535	$10,734	12.6%

Active sellers	1,191	1,484	24.6%		1,191	1,484	24.6%
Active buyers	16,490	21,697	31.6%		16,490	21,697	31.6%
Percent mobile visits	53%	60%	700	bps	51%	60%	900	bps
Percent mobile GMS	36%	43%	700	bps	36%	43%	700	bps
Percent international GMS	30.9%	30.2%	(70	)bps	30.7%	30.4%	(30	)bps

For information about how we define these metrics, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 22, 2015.

Second Quarter 2015 Operational Highlights

GMS was $546.2 million, up 24.6% compared with the second quarter of 2014. Growth in GMS was driven by 24.6% year-over-year growth in active sellers and 31.6% year-over-year growth in active buyers. We continued to make progress in narrowing the gap between mobile visits and mobile GMS as a result of strong year-over-year GMS growth on our mobile app platform. Etsy has rapidly become a mobile-first company; percent mobile visits was approximately 60% compared with approximately 53% in the second quarter of 2014 and percent mobile GMS was approximately 43% compared with approximately 36% in the second quarter of 2014. Mobile visits also continued to grow faster than desktop visits.

We believe our GMS growth and percent international GMS are impacted by currency exchange rates in two ways. First, approximately 9% of our GMS comes from goods that are not listed in U.S. dollars and as a result is subject to the impact of currency exchange fluctuations. On a currency-neutral basis, GMS growth in the second quarter of 2015 would have been 26.5% or approximately 1.9 percentage points higher than the as-reported 24.6% growth.

Second, we believe weaker local currencies in key international markets continued to dampen the demand for U.S. dollar-denominated goods during the second quarter of 2015. For example, during the second quarter of 2015, GMS from international buyers purchasing from U.S. sellers declined approximately 6% year-over-year, compared with approximately 43%, 23% and 0.3% year-over-year growth in the third and fourth quarters of 2014 and the first quarter of 2015, respectively. In contrast, excluding our French subsidiary ALM, GMS from international buyers making purchases from sellers in their own country grew more than 50% year-over-year during the second quarter of 2015. We continue to believe that we can grow international GMS, over time, to represent 50% of our total GMS and that the impact of currency exchange rates contributed to the year-over-year decline in percent international GMS, which was 30.2% in the second quarter of 2015. Percent international GMS was approximately flat in the second quarter of 2015 compared with the first quarter of this year.

Second Quarter 2015 Financial Highlights

Total revenue was $61.4 million, up 44.4% year-over-year, driven by growth in both Marketplace and Seller Services revenue. Marketplace revenue grew 23.0%, primarily due to growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Seller Services revenue grew 79.5% year-over-year, primarily due to growth in revenue from Promoted Listings, which continued to benefit from the re-launch of the product at the end of the third quarter of 2014. Seller Services revenue also benefited from growth in revenue from Direct Checkout and Shipping Labels.

Gross profit for the second quarter was $39.5 million, up 56.8% year-over-year, and gross margin was 64.3%, up 510 bps compared with 59.2% in the second quarter of 2014. Similar to the first quarter of 2015, gross profit grew faster than revenue in the second quarter because of leverage in the cost of revenue for employee-related and hosting and bandwidth costs. In addition, growth of a higher-margin revenue stream, Promoted Listings, outpaced growth of lower-margin Direct Checkout revenue.

Total operating expenses were $43.2 million in the second quarter, up 49.3% year-over-year. The increase in operating expenses was primarily driven by increases in marketing and G&A expenses. Marketing expenses were up 77.3% year-over-year due to planned increases in spending on product listing ads, higher employee-related expenses, also as anticipated, and approximately $300,000 in IPO-related expenses that were not deductible from IPO proceeds, which were disclosed last quarter. Product development expenses grew 14.6% year-over-year, primarily due to higher employee-related expenses. G&A expenses grew 54.7% year-over-year, mostly driven by higher employee-related expenses and Etsy's one-time charitable cash contribution of $300,000 to Etsy.org.

Non-GAAP Adjusted EBITDA for the second quarter was $4.1 million and grew 18.3% year-over-year. Adjusted EBITDA margin was 6.6%, down 150 bps year-over-year. The year-over-year Adjusted EBITDA margin comparison was impacted by the previously mentioned increases in marketing and employee-related expenses.

Net loss for the second quarter of 2015 was $6.4 million, compared with a $3.2 million net loss in the second quarter of 2014 and a $36.6 million net loss in the first quarter of 2015. Etsy’s net loss in the second quarter of 2015 was favorably impacted by a $5.8 million non-cash, non-operating currency exchange gain largely due to intercompany debt related to Etsy's revised global corporate structure that we implemented on January 1, 2015. Largely offsetting this non-cash, non-operating gain, we also recorded a $4.9 million tax provision, of which $2.0 million was non-cash, also related to the revised global corporate structure. Etsy’s revised global corporate structure was implemented to more closely align with its global operations and future expansion plans outside the U.S.

Net cash provided by operating activities was $4.7 million in the second quarter of 2015 compared with $0.7 million in the second quarter of 2014.

Cash and marketable securities were $268.2 million as of June 30, 2015 and included $194.1 million in net proceeds from our initial public offering.

Third Quarter 2015 Outlook: Factors to Consider

We’d like to highlight a few factors that we believe will impact Etsy’s third quarter 2015 results. First, as we conveyed in the first quarter of 2015, if currency exchange rates remain at current levels, currency translation will continue to negatively affect GMS growth for goods that are not listed in U.S. dollars and will also continue to dampen the demand for U.S. dollar-denominated goods from buyers outside of the U.S. Second, similar to the first and second quarters, we plan to spend more on marketing in absolute dollars in the third quarter compared with both the second quarter of 2015 and the third quarter of 2014. Third, also similar to the second quarter, we expect to increase the pace of hiring in the third quarter compared with both the second quarter of 2015 and the third quarter of 2014. Finally, we would like to remind investors that by the end of the third quarter 2015, we will anniversary the re-launch of Promoted Listings, which has been the biggest driver of Seller Services year-over-year revenue growth this year. As we approach this anniversary, we expect the revenue growth rate from this service to decelerate.

Webcast and Conference Call Replay Information

Etsy will host a webcast to discuss these results at 5:30 p.m. ET today. To access the live webcast, please visit the Etsy Investor Relations website, investors.etsy.com and go to the Investor Events section.

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through midnight ET on August 18, 2015 at (855) 859-2056 or (404) 537-3406; conference ID 78575386.

About Etsy

Etsy is a marketplace where millions of people around the world connect, both online and offline, to make, sell and buy unique goods. The Etsy ecosystem includes creative entrepreneurs who sell on our platform, thoughtful consumers looking to buy unique goods in our marketplace, responsible manufacturers who help Etsy sellers grow their businesses and Etsy employees who maintain our platform and nurture our community. Our mission is to reimagine commerce in ways that build a more fulfilling and lasting world, and we’re committed to using the power of business to strengthen communities and empower people.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Investor Relations Contact:
Etsy, Jennifer Beugelmans, ir@etsy.com

Media Contacts:
Etsy, Ellen Gonda/Sara Cohen, press@etsy.com
Brunswick Group, Sarah Lubman/Monika Driscoll, (212) 333-3810

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information related to our possible or assumed future results of operations and expenses, our third quarter outlook, our mission, business strategies and plans, business environment and future growth. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “believes,” “expects,” “may,” “plans,” “should,” “will,” or similar expressions and the negatives of those terms.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include (i) our history of operating losses; (ii) the fluctuation of our quarterly operating results; (iii) adherence to our values and our focus on long-term sustainability, which may negatively influence our short- or medium-term financial performance; (iv) the importance to our success of the authenticity of our marketplace and the connections within our community; (v) further expansion into markets outside of the United States; (vi) increases in our marketing efforts to help grow our business, which may not be effective at attracting new members and retaining existing members; (vii) our payments system, which depends on third-party providers and is subject to evolving laws and regulations; (viii) our ability to expand our ecosystem to add new constituents and open new sales channels; (ix) our ability to develop new offerings to respond to our members’ changing needs; (x) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; and (xi) our ability to compete effectively. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update these forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	As of December 31, 2014	As of June 30, 2015

ASSETS
Current assets:
Cash and cash equivalents	$69,659	$268,155
Short-term investments	19,184	21,542
Accounts receivable, net	15,404	14,028
Prepaid and other current assets	12,241	7,965
Deferred tax assets—current	2,932	3,135
Deferred tax charge—current	—	17,605
Funds receivable and seller accounts	10,573	10,927
Total current assets	129,993	343,357
Restricted cash	5,341	5,341
Property and equipment, net	75,538	85,446
Goodwill	30,831	28,297
Intangible assets, net	5,410	4,035
Deferred tax charge—net of current portion	—	60,539
Other assets	2,022	2,113
Total assets	$249,135	$529,128
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,231	$5,955
Accrued expenses and other current liabilities	17,442	27,344
Capital lease obligations—current	1,755	4,021
Funds payable and amounts due to sellers	10,573	10,927
Deferred revenue	3,452	3,990
Total current liabilities	41,453	52,237
Capital lease obligations—net of current portion	3,148	6,983
Warrant liability	1,920	—
Deferred tax liabilities	3,081	70,687
Facility financing obligation	50,320	51,804
Other liabilities	1,913	21,656
Total liabilities	101,835	203,367
Total convertible preferred stock	80,212	—
Total stockholders' equity	67,088	325,761
Total liabilities, convertible preferred stock and stockholders' equity	$249,135	$529,128

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015

Revenue	$42,509	$61,365	$83,045	$119,908
Cost of revenue	17,345	21,909	32,739	42,618
Gross profit	25,164	39,456	50,306	77,290
Operating expenses:
Marketing	8,766	15,543	16,234	27,753
Product development	8,792	10,072	16,834	20,081
General and administrative	11,400	17,632	20,613	38,089
Total operating expenses	28,958	43,247	53,681	85,923
Loss from operations	(3,794)	(3,791)	(3,375)	(8,633)
Total other expense	235	2,346	(434)	(18,673)
Loss before income taxes	(3,559)	(1,445)	(3,809)	(27,306)
Benefit (provision) for income taxes	408	(4,909)	195	(15,634)
Net loss	$(3,151)	$(6,354)	$(3,614)	$(42,940)
Net loss per share—basic and diluted	$(0.08)	$(0.07)	$(0.10)	$(0.61)
Weighted average shares outstanding—basic and diluted	40,155,210	96,503,149	37,349,613	70,403,009

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Six Months Ended June 30,
	2014	2015

Cash flows from operating activities
Net loss	$(3,614)	$(42,940)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	2,913	4,355
Stock-based compensation expense-acquisitions	348	2,439
Contribution of stock to Etsy.org	—	3,200
Depreciation and amortization expense	8,027	9,073
Bad debt expense	511	1,642
Foreign exchange loss	—	15,048
Amortization of debt issuance costs	9	73
Net unrealized loss on warrant and other liabilities	274	3,139
Loss on disposal of assets	76	411
Amortization of deferred tax charges	—	9,883
Excess tax benefit from exercise of stock options	—	(1,382)
Changes in operating assets and liabilities, net of acquisitions	(1,630)	8,691
Net cash provided by operating activities	6,914	13,632
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(4,414)	—
Purchases of property and equipment	(795)	(4,544)
Development of internal-use software	(4,033)	(5,123)
Purchase of U.S. Government and agency bills	(15,296)	(13,236)
Sale of marketable securities	13,556	10,883
Net increase in restricted cash	(5,341)	—
Net cash used in investing activities	(16,323)	(12,020)
Cash flows from financing activities
Proceeds from public offering	—	199,467
Proceeds from the issuance of common stock	35,000	—
Proceeds from exercise of stock options	7,027	2,058
Excess tax benefit from the exercise of stock options	—	1,382
Payments on capitalized lease obligations	(658)	(1,254)
Deferred payments on acquisition of business	(75)	—
Payments relating to public offering	—	(2,491)
Net cash provided by financing activities	41,294	199,162
Effect of exchange rate changes on cash	(230)	(2,278)
Net increase in cash and cash equivalents	31,655	198,496
Cash and cash equivalents at beginning of period	36,795	69,659
Cash and cash equivalents at end of period	$68,450	$268,155

Use of Non-GAAP Financial Measures

In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net loss before interest expense, net, (benefit) provision for income taxes and depreciation and amortization, adjusted to eliminate stock-based compensation expense, net unrealized loss (gain) on warrant and other liabilities, foreign exchange loss (gain), contributions to Etsy.org and acquisition-related expenses. Following is a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform. We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense or changes in the fair value of warrants;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not reflect acquisition-related expenses;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);

•	Adjusted EBITDA does not reflect the impact of our contributions to Etsy.org; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015

Net loss	$(3,151)	$(6,354)	$(3,614)	$(42,940)
Excluding:
Interest expense, net	107	308	160	486
(Benefit) provision for income taxes (1)	(408)	4,909	(195)	15,634
Depreciation and amortization	4,132	4,732	8,027	9,073
Stock-based compensation expense (2)	1,737	2,222	2,913	4,355
Stock-based compensation expense—acquisitions (2)	348	598	348	2,439
Net unrealized (gain) loss on warrant and other liabilities	(342)	3,151	274	3,139
Foreign exchange (gain) loss (3)	—	(5,805)	—	15,048
Acquisition-related expenses	1,009	—	1,622	—
Contribution to Etsy.org (4)	—	300	—	3,500
Adjusted EBITDA	$3,432	$4,061	$9,535	$10,734

(1) The provision for income taxes in the three and six months ended June 30, 2015 reflects the impact of the revised global corporate structure implemented on January 1, 2015.

(2) Total stock-based compensation expense included in the consolidated statements of operations is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015

Cost of revenue	$279	$124	$374	$532
Marketing	42	126	72	229
Product development	371	681	662	1,225
General and administrative	1,393	1,889	2,153	4,808
Total stock-based compensation expense	$2,085	$2,820	$3,261	$6,794

(3) Foreign exchange (gain) loss in the three and six months ended June 30, 2015 includes a gain of $5.8 million and a loss of $15.0 million, respectively. The majority of the impact relates to intercompany debt incurred in connection with Etsy's revised global corporate structure.

(4) Etsy made a one-time contribution of 188,235 shares of common stock totaling $3.2 million to Etsy.org during the first quarter of 2015. In addition, Etsy made a one-time cash contribution of $300,000 to Etsy.org during the second quarter of 2015.